FIRST AMENDED AND RESTATED OPERATING AGREEMENT FOR PERFORMANCE REALTY MANAGEMENT, LLC

This First Amended and Restated Operating Agreement (this "Restated Operating Agreement") for Performance Realty Management, LLC, an Arizona limited liability company (the "Company") is effective as of August 8, 2016 (the "Effective Date"), by and among Sean Zarinegar, the holder of common voting units of the Company, and American Housing Income Trust, Inc., a Maryland corporation ("AHIT" or "Class A Unit Holder") and title holder to all issued and outstanding units of the Class A Units of the Company by virtue of the closing of the Stock Exchange and Restructuring Agreement dated August 1, 2016 (the "Stock Exchange Agreement"). This Restated Operating Agreement supersedes the original Operating Agreement for the Company, and has been approved by the Members herein as part of the restructuring of AHIT, a related party to the Company.

ARTICLE 1
FORMATION, NAME, PURPOSES, DEFINITIONS

1.1 FORMATION. The Member formed the Company pursuant to the Act. The Company reaffirms and ratifies its Articles of Organization for the Company dated October 21, 2009 and as subsequently amended on October 27, 2015 filed with the Arizona Corporation Commission. The Members agree that the Company shall be manager-managed. The Members shall sign and acknowledge any and all certificates and instruments and do all filing, recording, and other acts as may be appropriate to comply with the requirements of the laws relating to the formation, operation, and maintenance of the Company in all jurisdictions in which the Company desires to conduct business. The Manager shall cause the Company to be qualified or authorized to do business in any state in which such qualification or authorization is necessary in connection with the conduct of the Company's business. This Agreement will constitute the Company's operating agreement for purposes of the Act.

The Class A Unit Holders have no voting rights pursuant to the Articles of Organization, as amended on October 27, 2015, unless otherwise stated herein. The Company has issued all voting membership units to Sean Zarinegar, who has been identified as Manager and Member. The Class A Units are to receive distributions under this Agreement prior to distributions to Mr. Zarinegar. The Class A Units are to receive priority rights on any future reorganization or stock exchange on a pro rata basis, as determined by the Manager. The Class A Units also receive preferences over the common units issued to Mr. Zarinegar in the event of dissolution, bankruptcy or insolvency.

1.2 TREATMENT AS PARTNERSHIP. The Members intend that the Company shall be operated in a manner consistent with its treatment as a partnership for federal and state income tax purposes. The Company will not be operated or treated as a partnership for purposes of Section 303 of the Bankruptcy Code. No Member shall take any action inconsistent with the express intent of the parties hereto.

1.3 NAME. The name of the Company is "Performance Realty Management, LLC." The Manager shall arrange for the filing of any fictitious business name certificates and similar filings that the Manager considers appropriate or advisable. The Company shall hold all of its property in the name of the Company or its subsidiaries and not in the name of any Member or the Manager.

1.4 KNOWN PLACE OF BUSINESS. The Company's known place of business for purposes of the Act shall be located at 34225 North 27th Drive, Building 5, Suite 238, Phoenix, Arizona 85085, or at such other location as the Manager may determine, from time to time.

1.5 PURPOSE AND POWERS. The business and purpose of the Company is to (i) manage, maintain, improve, develop, construct, lease, manage, sell, exchange, or otherwise dispose of residential and/or commercial real property for the benefit of third-parties, related or not, affiliated or not, regardless of location, either directly or indirectly through one or more subsidiary entities; (ii) engage in such other activities as are reasonably incidental to the foregoing; and (iii) engage in and do any act concerning any or all lawful businesses for which limited liability companies may be organized under Arizona law. The Company shall have all the powers now or hereafter conferred by the laws of the State of Arizona on limited liability companies in furtherance of the Company's purposes.

1.6 TERM. The term of the Company is perpetual, unless sooner terminated under the provisions of Article10 or in accordance with the Act.

1.7 AGENT FOR SERVICE OF PROCESS. The name and business address of the Company's initial agent for service of process is Sean Zarinegar located at 34225 North 27th Drive, Building 5, Suite 238, Phoenix, Arizona 85085. The Manager may remove and replace the Company's agent for service of process at any time.

1.8 DEFINITIONS. The following terms, which are used generally throughout this Agreement, will have the following meanings:

(a) "Act" means the Arizona Limited Liability Company Act, Chapter 4 of Title 29, Arizona Revised Statutes, as amended from time to time.

(b) "Additional Capital Contributions" means the additional contributions to the capital of the Company by the Members pursuant to Section 2.2 of this Agreement.

(c) "Adjusted Capital Account Balance" means, with respect to each Member, the balance of such Member's Capital Account as of the end of the relevant Fiscal Year adjusted by crediting to such Capital Account any amounts which such Member is obligated to restore pursuant to this Agreement or as determined pursuant to Regulations Section 1.704- 1(b)(2)(ii)(c), or is deemed to be obligated to restore pursuant to the penultimate sentence of Regulations Section 1.704-2(g)(1) or Regulations Section 1.704-2(i)(5).

(d) "Affiliate(s)" means with respect to any Person: (i) any officer, director, manager, member, general partner, or trustee of such Person; (ii) any Person directly or indirectly owning, controlling, or holding with power to vote fifty percent (50%) or more of the outstanding voting securities, partnership interests, limited liability company interests, or other equity interests of such other Person; (iii) any Person fifty percent (50%) or more of whose outstanding voting securities, partnership interests, limited liability company interests, or other equity interests are directly or indirectly owned, controlled, or held with power to vote by such other Person; (iv) any corporation, partnership, limited liability company, trust, or other entity, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with such

Person; and (v) any officer, director, manager, general partner, trustee, or beneficiary of any entity described in clauses (i) through (iv) above. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person or group of Persons, will mean the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, partnership interests, limited liability company interests, or other interests, or by contract or otherwise.

(e) "Agreement" has the meaning set forth in the introductory paragraph of this Agreement and means this written Operating Agreement, as amended from time to time.

(f) "Bankruptcy" of a Person means the occurrence of any of the following events: (i) the filing by such Person of a voluntary case or the seeking of relief under any chapter of Title 11 of the bankruptcy code, as now constituted or hereafter amended ("Bankruptcy Code"); (ii) the making by such Person of a general assignment for the benefit of its creditors; (iii) the admission in writing by such Person of its inability to pay its debts as they mature; (iv) the filing by such Person of an application for, or consent to, the appointment of any receiver or a permanent or interim trustee of such Person for all or any portion of its property, including, without limitation, the appointment or authorization of a trustee, receiver, or agent under applicable law or under a contract to take charge of its property for the purposes of enforcing a lien against such property or for the purpose of general administration of such property for the benefit of its creditors; (v) the filing by such Person of a petition seeking a reorganization of its financial affairs or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution, or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law or statute; (vi) the commencement of an involuntary case against such Person by the filing of a petition under any chapter of the Bankruptcy Code in which, within sixty (60) days after the filing thereof, the petition is not dismissed and the order for relief is not stayed or dismissed; (vii) the entry of an order, judgment, or decree appointing a receiver or a permanent or interim trustee of such Person or of all or any portion of its property, including, without limitation, the entry of an order, judgment, or decree appointing or authorizing a trustee, receiver, or agent to take charge of the property of such Person for the purpose of enforcing a lien against such property or for the purpose of general administration of such property for the benefit of the creditors of such Person, which order, judgment, or decree continues unstayed and in effect for a period of sixty (60) days; or (viii) the entry of an order, judgment, or decree, without the approval or consent of such Person, approving or authorizing the reorganization, insolvency, readjustment of debt, dissolution, or liquidation of such Person under any such law or statute, which order, judgment, or decree continues unstayed and in effect for a period of sixty (60) days.

(g) "Bankruptcy Code" has the meaning set forth in the definition of "Bankruptcy" in this Section 1.8.

(h) "Book Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

(i) The initial Book Value for any asset (other than money) contributed by a Member to the Company shall be the gross fair market value of such asset, as agreed upon by the contributing Member and the Manager at the time of such contribution;

(ii) The Book Value of all Company assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the Manager as of the following times: (a) the acquisition of an additional Unit or Units in the Company by any new or existing Member in consideration for the provision of services to or for the benefit of the Company or in consideration for more than a de minimis Capital Contribution; (b) the distribution by the Company to a Member of more than a de minimis amount of cash or property as consideration for a Unit or Units in the Company, if (in any such event) such adjustment is necessary or appropriate, in the reasonable judgment of the Manager, to reflect the relative economic interests of the Members in the Company; or (c) the liquidation of the Company for federal income tax purposes under Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that, if a Member or former Member whose Unit or Units in the Company are being purchased or liquidated does not accept the proposed adjustment to the Book Value of any asset or assets, then such adjustment will be determined by the following procedure: the disagreeing Member and the Manager will each select a qualified appraiser. Unless the same Person is selected, the two appraisers will then jointly nominate a third, neutral, qualified appraiser, who will determine the appropriate adjustment and whose determination will be final and conclusive on the parties hereto;

(iii) The Book Value of any Company asset distributed to any Member will be adjusted to equal its gross fair market value on the date of distribution as reasonably determined by the Manager;

(iv) The Book Values of the Company's assets will be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets under Code Sections 734(b) or 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts under Regulation Section 1.704-1(b)(2)(iv)(m) and the definition of "Capital Accounts"; provided, however, that Book Values will not be adjusted under this clause(iv) to the extent that an adjustment under clause(ii) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment under this clause(iv); and

(v) If the Book Value of an asset has been determined or adjusted under clause (i), (ii), or (iv) above, such Book Value will thereafter be adjusted by the Depreciation taken into account from time to time with respect to such asset for purposes of computing Profits and Losses.

(i) "Capital Account" means the Capital Account maintained for such each Member in accordance with the following provisions:

(i) To each such Member's Capital Account there shall be credited such Member's Capital Contributions, such Member's distributive share of Profits, and any items in the nature of income or gain that are specially allocated under Section 7.2 or Section 7.3, and the amount of any Company liabilities assumed by such Member (excluding assumed liabilities that have been taken into account in computing the Net Asset Value of any Company property distributed to such Member);

(ii) To each such Member's Capital Account there shall be debited the amount of cash and the Net Asset Value of any Company property distributed to such Member under any provision of this Agreement, such Member's distributive share of Losses, and any items in the nature of expenses or losses that are specially allocated under Section 7.2 or Section 7.3, and

the amount of any liabilities of such Member assumed by the Company (excluding assumed liabilities that were taken into account in computing the Net Asset Value of any property contributed by such Member to the Company);

(iii) In the event any Interest in the Company is transferred in accordance with the terms of this Agreement, the transferee will succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest; and

(iv) Code Section 752(c) will be applied in determining the amount of any liabilities taken into account for purposes of this definition of Capital Account.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-1(b) and 1.704-2 and will be interpreted and applied in a manner consistent with such Regulations. The Manager may modify the manner of computing the Capital Accounts or any debits or credits thereto (including debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Company or any Member) in order to comply with such Regulations, provided that any such modification is not likely to have a material effect on the amounts distributable to any Member under Section 10.2 upon the dissolution of the Company. Without limiting the generality of the preceding sentence, the Manager shall make any adjustments that are necessary or appropriate to maintain equality between the aggregate sum of the Capital Accounts and the amount of capital reflected on the balance sheet of the Company, as determined for book purposes in accordance with Regulations Section 1.704-1(b)(2)(iv)(g). The Manager shall also make any appropriate modifications if unanticipated events (for example, the availability of investment tax credits) might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

(j) "Capital Contribution" means any contribution to the capital of the Company in cash, property, or services by a Member, whenever made.

(k) "Code" means the Internal Revenue Code of 1986, as amended from time.

(l) "Company" has the meaning set forth in the introductory paragraph of this Agreement and means American Realty Partners, LLC.

(m) "Company Minimum Gain" has the same meaning as the term "partnership minimum gain" under Regulations Section 1.704-2(d).

(n) "Contributing Member(s)" has the meaning set forth in Section 2.2.

(o) "Controlled Corporation" has the meaning set forth in Section 9.3.

(p) "Depreciation" means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation will be an amount that bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to

such beginning adjusted tax basis; provided, however, that if such depreciation, amortization, or other cost recovery deduction with respect to any such asset for federal income tax purposes is zero for any Fiscal Year, Depreciation will be determined with reference to the asset's Book Value at the beginning of such year using any reasonable method selected by the Manager.

(q) "Effective Date" has the meaning set forth in the introductory paragraph of this Agreement.

(r) "Family Limited Partnership" has the meaning set forth in Section 9.3.

(s) "Fiscal Year" means the Company's fiscal year, which shall be a calendar year.

(t) "Indemnified Parties" has the meaning set forth in Section 3.9.

(u) "Initial Capital Contribution" means the initial contributions to the capital of the Company by the Members made under Section 2.1 of this Agreement.

(v) "Interest" in the Company means all of the economic rights of a Member and its permitted assignees and successors to share in distributions of cash and other property from the Company under the Act and this Agreement, together with its allocable share of the Company's Profits or Losses, as the case may be, and taxable income or loss for federal and state income tax purposes.

(w) "Lifetime Trust" has the meaning set forth in Section 9.3.

(x) "Management Fee" has the meaning set forth in Section 3.10.

(y) "Manager" has the meaning set forth in the introductory paragraph of this Agreement and means Sean Zarinegar, or such successor as may be appointed from time to time, pursuant to Section 3.2.

(z) "Member" and "Members" has the meaning set forth in the introductory paragraph of this Agreement.

(aa) "Member Nonrecourse Debt" shall have the same meaning as the term "partner nonrecourse debt" under Section 1.704-2(b)(4) of the Regulations.

(bb) "Member Nonrecourse Debt Minimum Gain" has the same meaning as the term "partner nonrecourse debt minimum gain" under Regulations Section 1.704-2(i)(2) and will be determined in accordance with Regulations Section 1.704-2(i)(3).

(cc) "Member Nonrecourse Deductions" has the same meaning as the term "partner nonrecourse deductions" under Regulations Section 1.704-2(i)(1). The amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for each Fiscal Year of the Company equals the excess (if any) of the net increase (if any) in the amount of Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt during such Fiscal Year over the aggregate amount of any distributions during such Fiscal Year to the Member

that bears the economic risk of loss for such Member Nonrecourse Debt to the extent that such distributions are from the proceeds of such Member Nonrecourse Debt which are allocable to an increase in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(2).

(dd) "Net Asset Value" means, with respect to any asset (other than money) contributed by a Member to the Company's capital or distributed by the Company to any Member, the amount by which the gross fair market value of such asset, as determined by the Manager at the time of such contribution or distribution, exceeds the total monetary obligations then secured by such asset or otherwise assumed by the transferee at the time of such contribution or distribution. In the case of contributed services, if any, the Net Asset Value will be equal to the value thereof as determined by the Manager at the time of contribution.

(ee) "Net Available Cash Flow" means the excess of gross cash receipts derived from all sources whatsoever (exclusive of Capital Contributions and, except to the extent the Manager determines otherwise, proceeds received from any borrowings by the Company) over cash disbursements for (i) all operating costs, including, but not limited to, the Management Fee, (ii) all principal and interest payments on debts (including Member loans), (iii) all asset acquisition costs and capital costs necessary for the maintenance, repair, and improvement of the Company's assets, and (iv) reasonable reserves, as determined by the Manager. Net Available Cash Flow will not be reduced by depreciation, cost recovery deductions, and other non-cash charges.

(ff) "Nonrecourse Debt" or "Nonrecourse Liability" has the same meaning as the term "nonrecourse liability" under Regulations Section 1.704-2(b)(3).

(gg) "Nonrecourse Deductions" has the meaning set forth in Regulations Section 1.704-2(b)(1). The amount of Nonrecourse Deductions for a Company Fiscal Year equals the excess (if any) of the net increase (if any) in the amount of Company Minimum Gain during that Fiscal Year over the aggregate amount of any distributions during that Fiscal Year of proceeds of a Nonrecourse Debt that are allocable to an increase in Company Minimum Gain, determined according to the provisions of Regulations Section 1.704-2(c).

(hh) "Partially Adjusted Capital Account" means, with respect to any Member as of the end of any period, the Capital Account of the Member at the beginning of the period, adjusted for all contributions to the capital of the Company and distributions by the Company during the period and all special allocations made in accordance with Section 7.1(b), Section 7.2, and Section 7.3 with respect to the period, and assuming that amounts distributable for the period under Section 6.1 are distributed during the period (and that such amounts are not taken into account again when they are actually distributed), but before giving effect to any allocations of Profits or Losses for the period under Section 7.1(a).

(ii) "Permitted Transfer" has the meaning set forth in Section 9.3.

(jj) "Person" means any individual and any legal entity.

(kk) "Preferred Return" means, with respect to the Class A Unit Holder, as of any given date, aggregate accruals at a per annum, cumulative, non-compounded rate of return equal to eight percent (8%) on the balance, if any, of such Member's Unreturned Capital Contribution

Amount, *subject to* the Manager's sole discretion and determination that the Company is in a financial position to make such a return.

(ll) "Profits" or "Losses" means, for each Fiscal Year or other period, the taxable income or taxable loss of the Company as determined under Code Section 703(a) (including in such taxable income or taxable loss all items of income, gain, loss, or deduction required to be stated separately under Code Section 703(a)(1)) with the following adjustments:

(i) All items of gain or loss resulting from any disposition of the Company's property will be determined upon the basis of the Book Value of such property rather than the adjusted tax basis thereof;

(ii) Any income of the Company that is exempt from federal income tax will be added to such taxable income or loss;

(iii) Any expenditures of the Company that are described in Code Section 705(a)(2)(B), or treated as such under Regulations Section 1.704-1(b)(2)(iv)(i), and that are not otherwise taken into account in the computation of taxable income or loss of the Company, will be deducted in the determination of Profits or Losses;

(iv) If the Book Value of any Company asset is adjusted under clause (ii) or (iii) of the definition of "Book Value" set forth above, the amount of such adjustment will be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses unless such gain or loss is specially allocated under Section 7.2 or Section 7.3; and

(v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in determining such taxable income or loss, there will be deducted Depreciation, computed in accordance with the definition of such term in this Section 1.8.

Notwithstanding any of the foregoing provisions, any items that are specially allocated under this Agreement will not be taken into account in computing Profits or Losses.

(mm) "Regulations" mean the Regulations issued by the Treasury Department under the Code.

(nn) "Regulatory Allocations" has the meaning set forth in Section 7.3.

(oo) "Securities Act" means the Securities Act of 1933, as amended.

(pp) "Target Capital Account" means, with respect to any Member at any time, the amount equal to (i) the hypothetical distribution that the Member would receive if all Company properties were transferred for cash equal to their Book Values taking into account any adjustments for all prior periods, all liabilities of the Company became due and were satisfied according to their terms (limited, with respect to each nonrecourse liability, to the Book Value of the property securing that liability), and all net assets of the Company (including the proceeds from the hypothetical transfer and any cash balances of the Company) were distributed pursuant to Section 10.2 as of the last day of the period, reduced by (ii) the share of Company Minimum Gain and Member

Nonrecourse Debt Minimum Gain allocable to the Member, as determined pursuant to Regulations Section 1.704-2, immediately prior to the hypothetical transfer.

(qq) "Total Revenue" means gross cash receipts derived from all sources whatsoever (exclusive of Capital Contributions and, except to the extent the Manager determines otherwise, proceeds received from any borrowings by the Company).

(rr) "Units" means the units issued by the Company to the Class A Unit Holder. Units is used interchangeably with "Class A Units" throughout this Agreement.

(ss) "Unreturned Capital Contribution Amount" means, with respect to each Member, the amount of such Member's aggregate Capital Contributions, less the cumulative amount of any distributions to such Member pursuant to Section 6.1(b) or Section 10.2(c), to the extent that such distributions are in satisfaction of the distribution priority of Section 6.1(b).

(tt) "Withdrawal Event" means those events and circumstances listed in Section 29-733 of the Act.

ARTICLE 2
CAPITAL CONTRIBUTIONS

2.1 **INITIAL CAPITAL CONTRIBUTIONS**. The aggregate amount of each Member's Capital Contribution and the total number of Class A Units owned by the Class A Unit Holder will be set forth next to its/their name in the books and records of the Company. This provision shall not operate for the benefit of or be enforceable by any creditors of the Company or any other third parties. The Manager has contributed time, efforts, training and experience to the Company, and thus shall have no obligation to make any contributions to the capital of the Company.

2.2 **ADDITIONAL CAPITAL CONTRIBUTIONS**. If the Manager determines at any time that the Company requires additional capital in order to pay when due the obligations and expenses of the Company, the Class A Unit Holder shall have the right, but not the obligation, to make additional contributions to the capital of the Company.

2.3. **NO INTEREST, NO PRIORITY**. Except as otherwise provided in this Agreement, no Member shall be entitled to interest of any kind on account of a Capital Contribution nor shall any Member have priority over any other Member as to the return of its Capital Contributions.

2.4 **RETURN OF CAPITAL**. Except upon dissolution and liquidation of the Company as set forth in Article 10 of this Agreement or as otherwise provided in this Agreement, there is no agreement for, nor time set for, the return of any Capital Contribution of any Member. To the extent funds are available, the Manager shall return such capital at the dissolution and liquidation of the Company, as hereinafter set forth.

ARTICLE 3
MANAGEMENT

3.1 MANAGEMENT BY MANAGER. Except as otherwise provided in this Agreement, the business and affairs of the Company shall be managed exclusively and solely by the Manager. The Manager shall direct, manage, and control the business of the Company to the best of his ability and shall have full and complete authority, power, and discretion to make any and all decisions and to do any and all things that the Manager deems to be reasonably required to accomplish the business and objectives of the Company in performing his duties under this Agreement. The Manager shall act in good faith and in a manner that the Manager reasonably believes to be in the best interests of the Company.

3.2 NUMBER, IDENTITY, AND QUALIFICATIONS, RESIGNATIONS, AND VACANCIES.

(a) Number. The Company shall have one (1) Manager.

(b) Identity and Qualifications. The initial Manager of the Company shall be Sean Zarinegar. The Manager does not need to be a resident of the State of Arizona or a Member of the Company.

(c) Resignations. Except as otherwise provided in this Agreement, the Manager may resign at any time by giving written notice of such resignation to all of the Members. The resignation of the Manager shall take effect sixty (60) days after giving such notice or at such later time as shall be specified in such notice. Unless otherwise specified therein, the acceptance of the Manager's resignation shall not be necessary to make it effective.

(d) Vacancies. Any vacancy occurring for any reason in the office of the Manager shall be filled by a vote of a majority of the members.

3.3 POWER AND AUTHORITY. Without limiting the generality of Section 3.1, and except as provided in Section 3.4 and elsewhere in this Agreement, the Manager shall have the power and authority, on behalf of the Company:

(a) To acquire or sell any Property to or from any Person as the Manager may determine (and the fact that a Member or Manager is an Affiliate of such Person will not prohibit the Manager from dealing with that Person), on such terms and conditions as the Manager deems to be in the best interest of the Company;

(b) To open bank accounts in the name of the Company and to name such Persons who shall be the signatories thereon;

(c) To file applications, communicate, and otherwise deal with any and all Persons having jurisdiction over, or in any way affecting, any aspect of the Company's business, and to enter into any agreements, restrictions, or other arrangements in connection therewith or in order to preserve, maintain, or increase the assets of the Company;

(d) To hold and own any Company real or personal properties in the name of the Company;

(e) To negotiate, execute, deliver, and otherwise enter into and bind the

Company to such purchase and sale agreements, construction agreements, leases, licenses, easements, covenants, conditions or restrictions, agreements with other land owners, set aside agreements, or other contracts, agreements, documents, or arrangements with respect to any matter encompassing the Purpose of the Company as set forth above, and upon such terms, as the Manager deems proper;

(f) To borrow money for Company purposes and, as security, mortgage, pledge, hypothecate, or encumber all or any assets of the Company, and repay, prepay, refinance, increase, modify, recast, consolidate, or extend, in whole or in part, all such loans and indebtedness, as and when the Manager sees fit, and enter into any loan agreements, notes, mortgages, financing statements, assignments of rents, guarantees, letters of credit, or other documents, agreements, security arrangements, or other arrangements in connection therewith;

(g) To employ, engage, or contract with Persons (and the fact that a Member or Manager is an Affiliate of such Person will not prohibit the Manager from dealing with that Person) for the acquisition, development, management, or disposition of properties under management by the Company, or other property of the Company, including, but not limited to, development managers, property managers, appraisers, developers, agents, insurance brokers, real estate brokers, and loan brokers, on such terms, for such compensation, and pursuant to any such contracts or agreements as the Manager shall determine;

(h) To enter into agreements, options, or any other arrangements for the lease, sale, exchange, or other disposition of all or any of the Company's assets;

(i) To obtain and maintain all necessary permits, licenses, rezoning, variances, consents, approvals, or entitlements from any federal, state, county, or municipal authority, or any other governmental or quasi-governmental entity necessary for the development and use of the Properties, and execute, acknowledge, deliver, and perform any and all deeds, agreements, documents, instruments, and applications to effectuate the foregoing;

(j) To invest any Company funds temporarily in (by way of example but not limitation) time deposits, short-term governmental obligations, commercial paper, or other investments;

(k) To pay all expenses, fees, and commissions incurred in connection with the Company, including those specifically set forth in this Agreement;

(l) To defend or compromise any and all claims or liabilities in favor of or against the Company, submit any or all such claims or liabilities to arbitration, and confess a judgment against the Company in connection with any litigation in which the Company is involved;

(m) To make or revoke any election permitted the Company by any taxing authority

(n) To purchase and maintain liability and other insurance necessary or appropriate to the business of the Company in such amounts and of such types as the Manager shall determine from time to time;

(o) To retain legal counsel, accountants, and other professionals in connection with the Company's business and to pay such remuneration as the Manager deems reasonable and proper;

(p) To retain independent consultants to provide services of any kind or nature in connection with the Company's business and to pay such remuneration as the Manager deems reasonable and proper;

(q) To negotiate and conclude agreements on behalf of the Company with respect to any of the rights, powers, and authority conferred upon the Manager;

(r) To make ministerial amendments to this Agreement which, in the opinion of Company counsel, do not have a material adverse effect on the rights or interests of the Members. The Manager shall give written notice to all Members promptly after any such amendment has become effective;

(s) To authorized and issue additional Units in the Company;

(t) To enter into any stock exchange, merger or restructuring agreement wherein such exchange or restructuring results in the exchange of the Class A Units into shares or units of another entity, and in granting this authority, the Class A Unit Holder grant exclusive limited power of attorney in favor of the Manager to effectuate any such exchange, merger or restructuring without the need for vote, proxy or otherwise, and the Class A Unit Holder agree to granting such limited power of attorney without a separate writing or agreement; and

(u) To perform any and all other acts the Manager deems necessary or appropriate to the Company's business, including, without limitation, executing, acknowledging, and delivering any and all instruments to effectuate any and all of the foregoing.

3.4 ACTIONS REQUIRING UNANIMOUS APPROVAL OF CLASS A UNIT HOLDER.

Notwithstanding any other provision of this Agreement to the contrary, and notwithstanding the limitations on the Class A Unit Holder's right to vote on matters related to the Company, the Manager is expressly prohibited from doing any of the following without the prior unanimous approval of the Members, which is defined in the introductory paragraph as constituting Mr. Zarinegar and the Class A Unit Holder:

(a) Causing the Company to commit an act of Bankruptcy;

(b) Doing, approving, or consenting to any act which would make it impossible for the Company to carry on the ordinary business of the Company; and

(c) Except as provided in Section 3.3(r), amending this Agreement; provided, however, that any amendment that adversely affects the economic rights of a Member shall require the prior written consent of the affected Member.

3.5 AUTHORITY TO BIND THE COMPANY. Unless authorized in writing to do

so by this Agreement or by the Manager, no Member or agent of the Company, other than the Manager, will have any power or authority to bind the Company in any way, to pledge its credit, or to render it liable for any purpose. However, the Manager may act by or through a duly authorized attorney-in-fact.

3.6 MANAGER HAS NO EXCLUSIVE DUTY TO THE COMPANY. The Manager shall direct, manage, and control the business of the Company to the best of its ability. However, the Manager shall not be required to manage the Company as its sole and exclusive function and is only required to devote such time to the Company as it, in its sole discretion, determines to be reasonably necessary to the management thereof. The Manager may have other business interests and may engage in other activities, including activities that would be directly or indirectly in competition with the Company, in addition to those activities relating to the Company. Neither the Company nor any Member has any right, by virtue of this Agreement, to share or participate in such other activities of the Manager or to the income or proceeds derived therefrom.

3.7 RECORDS. At the expense of the Company, the Manager shall maintain the following books and records required to be maintained by Section 29-607 of the Act at the Company's known place of business:

(a) A current list of the full name and last known business, residence, or mailing address of each Member and the Manager, both past and present;

(b) A copy of the Articles of Organization of the Company and all amendments thereto, together with executed copies of any powers of attorney under which any amendment has been executed;

(c) Copies of the Company's currently effective written Operating Agreement and all amendments thereto, copies of any prior written Operating Agreement no longer in effect, and copies of any writings permitted or required with respect to a Member's obligation to contribute cash, property, or services;

(d) Copies of the Company's federal, state, and local income tax returns and reports for the three (3) most recent years;

(e) Copies of financial statements of the Company, if any, for the three (3) most recent years;

(f) Minutes of every annual, special, and court-ordered meeting of the Members; and

(g) Any written consents obtained from Members for actions taken by Members without a meeting.

3.8 TAX RETURNS AND OTHER ELECTIONS. The Manager shall, at the expense of the Company, cause the preparation and timely filing of all tax returns required to be filed by the Company under the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. Copies of such returns, or pertinent information therefrom, will be furnished to the Members within a reasonable time after the end of the Company's

Fiscal Year. All elections permitted to be made by the Company under federal or state laws shall be made by the Manager.

3.9 INDEMNIFICATION OF THE MANAGER. Neither the Manager nor any Affiliate of the Manager shall be liable to the Company or its Members, or to any third party, for any act performed or omission made in good faith under any authority granted in this Agreement. The Manager shall only be liable for willful or wanton misconduct, gross negligence, fraud, or bad faith. The Company shall, solely from Company assets, indemnify and hold the Manager (and, if a Manager is not an individual, any stockholder, officer, director, manager, member, partner, or employee of the Manager, but only when acting in such capacity) (collectively. the "Indemnified Parties") harmless for, from, and against any loss, cost, damage, liability, injury, or expense (including but not limited to attorneys' fees and disbursements) suffered or sustained by the Indemnified Parties by reason of any acts, omissions, or alleged acts or omissions arising out of activities on behalf of the Company or in furtherance of the interests of the Company, including, but not limited to, any judgment, award, settlement, reasonable attorneys' fees, and other costs and expenses incurred in connection with the defense of any actual or threatened action, proceeding, or claim; provided that the acts or omissions or alleged acts or omissions upon which such actual or threatened action, proceeding, or claim is based were not performed or omitted as a result of willful or wanton misconduct, gross negligence, fraud, or bad faith. The Company shall also have the power to purchase and maintain insurance on behalf of the Manager against any liability asserted against the Manager and incurred by the Manager in any such capacity or arising out of its status as Manager, whether or not the Company would have the power to indemnify the Manager against such liability under the provisions of this Section 3.9 or applicable law.

3.10 MANAGEMENT FEE. The Members acknowledge and agree that, in consideration for the services to be rendered to or on behalf of the Company by the Manager, the Company shall pay to the Manager a quarterly management fee equal to 1% of the total assets of the Company (the "Management Fee"). The Management Fee shall be paid on the first business day of each calendar quarter and shall be based on the Company's total assets as of that date. For Company accounting purposes and the maintenance of Capital Accounts, the Management Fee paid pursuant to this Section will constitute a guaranteed payment within the meaning of Code Section 707(c) and will be treated as an expense of the Company and deducted in determining Profits and Losses.

3.11 REIMBURSEMENTS Upon the submission of proper documentation, the Company shall reimburse the Manager for the reasonable expenses that the Manager incurs on behalf of the Company.

ARTICLE 4
MEMBER AND CLASS A UNIT HOLDERS

For purposes of this Article 4, as set forth in the introductory paragraph, unless otherwise stated, the term "Members" shall apply to Mr. Zarinegar and the Class A Unit Holder.

4.1 LIMITATION OF LIABILITY. Each Member's liability for the debts and obligations of the Company will be limited as set forth in the Act and other applicable law.

4.2 COMPANY RECORDS. Any Member may inspect and copy, at the Member's

expense, the Company records required to be maintained by Section 3.7 of this Agreement.

4.3 PRIORITY AND RETURN OF CAPITAL. Except as otherwise provided in this Agreement, no Member will have priority over any other Member, either as to the return of Capital Contributions or as to Profits, Losses, or distributions; provided, however that this Section will not apply to loans (as distinguished from Capital Contributions) that a Member has made to the Company. Furthermore, an exception to the foregoing is that the Class A Unit Holders shall have priority over Mr. Zarinegar on all declared dividends and distributions in their respective pro rata amounts, and priority over any capital distributions related to a dissolution, bankruptcy or insolvency.

4.4 TAX MATTERS MEMBER. The Company's initial "tax matters member" for purposes of Code Section 6231(a)(7) will be Mr. Zarinegar. The initial "tax matters member" will remain the Company's "tax matters member" until he resigns or is removed and replaced by the Manager.

4.5 REPRESENTATIONS AND WARRANTIES OF THE MEMBERS. Each Member, including the Class A Unit Holder, as defined in the introductory paragraph, as a condition to being permitted to become a Member, represents to the Company, to the Manager and the other Members, that the Member:

(a) Review of Documents. Has been afforded an adequate opportunity to review, and has reviewed to the extent desired, either personally or by legal and/or financial advisors of such Member's choice, any and all documents and instruments relating to the Company's business and purpose;

(b) Review of Agreement. Has carefully read this Agreement and each of the exhibits attached hereto and all other documents relevant to the investment contemplated hereby; has adequate familiarity with investments and businesses of the type contemplated by the Company to appreciate and understand each of such documents; and has been afforded an adequate opportunity to retain legal and/or financial advisors of such Member's choice to advise such Member with respect to the investment contemplated hereby;

(c) Investment Intent. Has acquired its Unit or Units in the Company for its own account, for investment, and not with a view to or for the resale, distribution, subdivision, or fractionalization thereof;

(d) Knowledge and Experience. Has knowledge and experience in financial and business matters in general, and in investments of this particular type; is capable of evaluating the merits and risks of an investment in the Company; has a financial condition such that the Member has no need for liquidity with respect to its investment in the Company to satisfy any existing or contemplated undertaking or indebtedness; is able to bear the economic risk of its investment in the Company for an indefinite period of time, including the risk of losing all of such investment, and loss of such investment would not materially adversely affect such Member; and has either secured independent tax advice with respect to the investment in the Company, upon which such Member is solely relying, or is sufficiently familiar with the income taxation of limited liability companies with similar purposes that such Member has deemed such independent advice unnecessary;

(e) No Federal or State Endorsement. Acknowledges that no federal or state agency has reviewed or passed upon the adequacy or accuracy of the information set forth in the documents submitted to such Member or made any finding or determination as to the fairness for investment or any recommendation or endorsement of an investment in the Company; that there are restrictions on the transferability of such Member's Unit or Units; that there will be no public market for such Member's Unit or Units and, accordingly, it may not be possible for such Member to liquidate its investment in the Company; and that any anticipated federal or state income tax benefits applicable to such Member's Unit or Units may be lost through changes in, or adverse interpretations of, existing laws;

(f) Illiquidity. Understands that such Member's investment in the Company will be illiquid; that such Member must bear the economic risk of such investment for an indefinite period of time since the Units in the Company are not and will not be registered under the Securities Act or any state securities laws and therefore cannot be sold unless they are subsequently registered under the Securities Act and under all applicable state securities laws or an exemption from such registration is available; and that such Member's right to assign any Unit or Units is further restricted by the provisions of this Agreement;

(g) Independent Analysis. Has independently conducted such Member's due diligence and evaluation with regard to the investment contemplated hereby; has been encouraged by the Company to engage such Member's own legal and tax advisors and has done so to the extent such Member deemed appropriate; and has had access to all information such Member considers necessary or appropriate to complete such Member's due diligence and evaluation;

(h) Access to Information. Has been afforded the opportunity to obtain any additional information such Member deems necessary to verify any of the information set forth in this Agreement and the attached exhibits, and any other information such Member deems appropriate concerning the proposed investment; and has received answers from the Company on all inquiries such Member has asked of the Company or the Manager concerning the Company or any other matters relating to the proposed investment;

(i) Reliance by Company. Understands that the Company is permitting such Member to acquire a Unit or Units in the Company in reliance upon such Member's representations and warranties set forth in this Section 4.5; and such Member is acquiring the Unit or Units for such Member's own account, as a principal, for investment, and not with a view to the resale or distribution of all or any part of such Units and not on behalf of any other Person; and

(j) Management of the Company. Understands that, except as otherwise provided in this Agreement, the Manager will make all decisions on behalf of the Company.

ARTICLE 5
MEETINGS OF MEMBERS

5.1 GENERAL. Except as provided in this Agreement, there is no required annual meeting of the Members. However, special meetings of the Members, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the Manager.

5.2 PLACE OF MEETINGS OF MEMBERS. All meetings of Members will be held

at the place designated in the notice of the meeting. If no designation is made, the place of meeting will be the known place of business of the Company in the State of Arizona.

ARTICLE 6
DISTRIBUTIONS PRIOR TO LIQUIDATION

6.1 DISTRIBUTIONS OF NET AVAILABLE CASH FLOW. Prior to the dissolution of the Company and the commencement of the liquidation of its assets and winding up of its affairs, the Manager, at such times the Manager deems appropriate, will determine and distribute the Company's Net Available Cash Flow in accordance with the following priorities:

(a) First, to the Class A Unit Holder in proportion to its respective accrued, but unpaid Preferred Return until the Class A Unit Holder has received distributions pursuant to this Section 6.1(a) equal to the amount of its accrued, but unpaid Preferred Return, which as stated in the definition for Preferred Return, is subject to the Manager's sole discretion and determination that the Company is in a financial position to make such a return.

(b) Second, to the Class A Unit Holder's Unreturned Capital Contribution Amounts until its Unreturned Capital Contribution Amount has been reduced to zero;

(c) Third, seventy percent (70%) to the Class A Unit Holder and thirty percent (30%) to Sean Zarinegar.

6.2 DISTRIBUTIONS IN LIQUIDATION. Following the dissolution of the Company and the commencement of winding up and the liquidation of its assets, all distributions to the Members shall be governed by Article10.

6.3 AMOUNTS WITHHELD. All amounts withheld under the Code or any provisions of foreign, federal, state, or local tax law with respect to any payment or distribution to the Members from the Company shall be treated as amounts distributed to the relevant Member or Members under this Article6.

6.4 TAX DISTRIBUTIONS. With respect to each Fiscal Year and to the extent of available funds, which is to be determined exclusively by the Manager, the Company may distribute to each Member an amount equal to the excess of (a) the sum of (i) the Company's cumulative net taxable ordinary income and short-term capital gain (i.e., cumulative net taxable ordinary income and short-term capital gain over cumulative net taxable ordinary loss and short-term capital loss) allocated to such Member for the life of the Company multiplied by the highest marginal federal and applicable state ordinary income tax rate applicable to married individuals filing jointly, and (ii) the Company's cumulative net taxable long-term capital gain (i.e., cumulative net taxable long-term capital gain over cumulative net taxable long-term loss) allocated to such Member for the life of the Company multiplied by the highest federal and applicable state long-term capital gains tax rate applicable to married individuals filing jointly, taking into account the deductibility of state and local income taxes as applicable at the time for federal income tax purposes over (b) the cumulative distributions to each Member. Distributions under this Section 6.4, if any, will be made to each Member pro rata according to the amount of the Company's cumulative net taxable ordinary income and short-term capital gain, or cumulative long-term capital gain, as the case may be, which was allocated for such Fiscal Year to such Member; provided, however, if the Company does not have

sufficient funds to distribute the entire amount required by this Section, the Company will distribute the available funds to the Members pro rata based on the taxable items allocated to the Members. Distributions made under this Section will be treated as advance distributions under Section 6.1 and will not be in addition to amounts otherwise distributable under such provisions. If upon complete liquidation of the Company under Section 10.2, the advance distributions to a Member under this Section exceed the total distributions to which such Member would have been entitled under Section 6.1, the excess will be promptly repaid by such Member to the Company.

ARTICLE 7
ALLOCATION OF PROFITS AND LOSSES

7.1 PROFITS AND LOSSES.

(a) Generally. Except as provided in Section 7.1(b), after making any special allocations required under Section 7.2 or Section 7.3, Profits or Losses allocable to each Fiscal Year and other taxable period shall be allocated to and among the Members so as to reduce, to the greatest extent possible, the respective differences between the Partially Adjusted Capital Account and Target Capital Account of each Member.

(b) Special Profits and Losses Allocations. At any time when all of the Members' Capital Account balances have been reduced to zero or below, the following allocations shall apply:

(i) Losses. Losses shall be allocated (A) first, to the Class A Unit Holder in proportion to and to the extent of the aggregate principal and interest balances on recourse borrowings by the Company (including Member loans) for which a Member or any Person related to such Member (within the meaning of Code Section 267(b) or 707(b)) bears the economic risk of loss, and (B) second, to the Class A Unit Holder in accordance with the percentages in which the Company's Net Available Cash Flow would be distributed to the Class A Unit Holder for such Fiscal Year or other taxable period pursuant to Section 6.1(c).

(ii) Profits. Profits will be allocated (A) first, to the Class A Unit Holder in proportion to and to the extent of the Losses previously allocated to the Class A Unit Holder pursuant to Section 7.1(b)(i)(B), and (B) second, to the Members in proportion to and to the extent order of the Losses previously allocated to the Class A Unit Holder pursuant to Section 7.1(b)(i)(A).

7.2 SPECIAL ALLOCATIONS. The allocation of Profits and Losses for each Fiscal Year shall be subject to the following special allocations in the order set forth below:

(a) Member Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain for any Fiscal Year, the Class A Unit Holder shall be specially allocated items of income and gain for such year (and, if necessary, for subsequent years) in an amount equal to the Class A Unit Holder's share of the net decrease in Company Minimum Gain during such year, determined in accordance with Regulations Section 1.704-2(g)(2). Allocations under the preceding sentence shall be made to the Class A Unit Holder in an amount required to be allocated to it under such Regulation. The item to be so allocated will be determined in accordance with Regulations Section 1.704-2(f)(6). Any special allocation of items of income and gain under this Section 7.2(a) shall be made before any other allocation of items under this Section 7.2. This Section 7.2(a) is intended to comply with the "minimum gain chargeback" requirement in Regulations Section 1.704-

2(f) and shall be interpreted consistently therewith.

(b) Member Nonrecourse Debt Minimum Gain Chargeback. If there is a net decrease during a Fiscal Year in the Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt, then the Class A Unit Holder with a share of the Member Nonrecourse Debt Minimum Gain attributable to such debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of income and gain for such year (and, if necessary, subsequent years) an amount equal to such Member's share of the net decrease in the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations under the preceding sentence will be made among the Members in proportion to the respective amounts to be allocated to each of them under such Regulation. Any special allocation of items of income and gain under this Section 7.2(b) for a Fiscal Year shall be made before any other allocation of items under this Section 7.2, except only for special allocations required under Section 7.2(a). The items to be so allocated shall be determined in accordance with Regulations Section 1.704- 2(i)(4). This Section 7.2(b) is intended to comply with the provisions of Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c) Qualified Income Offset. If the Class A Unit Holder unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6) of the Regulations, items of income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate as quickly as possible, to the extent required by the Regulations, any deficit in such Member's Adjusted Capital Account Balance (as adjusted by debiting to such Adjusted Capital Account Balance the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5), and (6) of the Regulations), such balance to be determined after all other allocations provided for under Section 7.2(c) have been tentatively made as if this Section 7.2(c) were not in this Agreement.

(d) Gross Income Allocation. In the event the Class A Unit Holder has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount (if any) such Member is obligated to restore under any provision of this Agreement, and (ii) the amount such Member is deemed to be obligated to restore under the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of income and gain in the amount of such excess as quickly as possible, provided that an allocation under this Section 7.2(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 7.2 have been made as if Section 7.2(c) and this Section 7.2(d) were not in the Agreement.

(e) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year or other period will be specially allocated to the Members in accordance with the percentages in which the Company's Net Available Cash Flow would be distributed to the Members for such Fiscal Year or other taxable period pursuant to Section 6.1(c).

(f) Member Nonrecourse Deductions. Member Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated, in accordance with Regulations Section 1.704-2(i)(1), to the Member or Class A Unit Holder who bears the economic risk of loss for the Member Nonrecourse Debt to which such deductions are attributable.

(g) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset under Code Section 734(b) or 743(b) is required to be taken into account in determining Capital Accounts under Regulations Section 1.704- 1(b)(2)(iv)(m), the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted under such section of the Regulations.

7.3 CURATIVE ALLOCATIONS. The allocations set forth in subsections (a) through (g) of Section 7.2 (the "Regulatory Allocations") are intended to comply with certain requirements of Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding any other provisions of this Section (other than the Regulatory Allocations and the next two following sentences), the Regulatory Allocations shall be taken into account in allocating other Profits, Losses, and items of income, gain, loss, and deduction among the Members so that, to the extent possible, the net amount of such allocations of other Profits, Losses, and other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred. For purposes of applying the preceding sentence, Regulatory Allocations of Nonrecourse Deductions and Member Nonrecourse Deductions shall be offset by subsequent allocations of items of income and gain under this Section 7.3 only if and to the extent that the Manager reasonably determines that such Regulatory Allocations are not likely to be offset by subsequent allocations under Section 7.2(a) or Section 7.2(b), and there has been a net decrease in Company Minimum Gain (in the case of allocations to offset prior Nonrecourse Deductions) or a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt (in the case of allocations to offset prior Member Nonrecourse Deductions). The Manager shall apply the provisions of this Section 7.3 and shall divide the allocations hereunder among the Members in such manner as to minimize the economic distortions upon the distributions to the Members that might otherwise result from the Regulatory Allocations.

7.4 ALLOCATIONS OF EXCESS NONRECOURSE LIABILITIES. For purposes of determining the Members' proportionate shares of the "excess nonrecourse liabilities" of the Company within the meaning of Regulations Section 1.752-3(a)(3), their respective interests in Member profits shall be in accordance with the percentages in which the Company's Net Available Cash Flow would be distributed to the Members for such Fiscal Year or other taxable period pursuant to Section 6.1(c).

7.5 ALLOCATIONS IN THE EVENT OF ADMISSIONS AND WITHDRAWALS. In the event Members are admitted to or withdraw from the Company under Article 8 on different dates during any Fiscal Year, the Profits or Losses allocated to the Members for each such Fiscal Year shall be allocated among the Members in proportion to the Interest that each Member holds, from time to time, during such Fiscal Year in accordance with Code Section 706, using any convention permitted by law and selected by the Manager. For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Manager, using any method permissible under Code Section 706 and the Regulations thereunder.

7.6 TAX ALLOCATIONS.

(a) Except as otherwise provided in Section 7.6(b), for income tax purposes, all

items of income, gain, loss, deduction, and credit of the Company for any tax period shall be allocated among the Members in accordance with the allocations of Profits and Losses prescribed in this Article7.

(b) In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for federal income tax purposes, be allocated among the Members in accordance with Regulations Section 1.704-3 so as to take into account any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Book Value. Allocations pursuant to the preceding sentence are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Person's Capital Account or share of Profits, Losses, or other items or distributions pursuant to any provision of this Agreement. In the event the Book Value of any Company asset is adjusted pursuant to clause(ii) of the definition of Book Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take into account any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c) and the Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the Manager in any manner that reasonably reflects the purpose and intention of this Agreement.

(c) The Members are aware of the income tax consequences of the allocations made by this Article 7 and hereby agree to be bound by the provisions of this Article 7 in reporting their distributive shares of the Company's taxable income and loss for income tax purposes.

ARTICLE 8
ADMISSIONS AND WITHDRAWALS

8.1 ADMISSION OF MEMBER. Except as otherwise provided in this Section 8.1, no Person will be admitted as a Member of the Company after the date of formation of the Company without the written consent or approval of the Manager. This Section 8.1 shall not apply to (a) an existing Member who acquires additional Units in the Company whether as a new issuance or from another Member; or (b) a Person who receives Units in the Company as a result of a Permitted Transfer by a Member pursuant to Section 9.3 of this Agreement, provided that such Person executes a counterpart of this Agreement.

8.2 RIGHTS OF WITHDRAWN MEMBER. Following any Withdrawal Event of a Member, the Member (and its successors, personal representatives, and assigns) shall cease to have any rights of a Member except only the right to receive distributions and allocations of taxable income or loss to which the Member would have been entitled under this Agreement with respect to its Unit or Units and shall not have or enjoy any right to participate in the management of the Company or to receive any financial information or reports relating to the Company or any other rights of a Member under the Act or this Agreement, until such time as the Company is wound up and terminated or the Unit or Units of the Member suffering the Withdrawal Event is acquired.

ARTICLE 9
TRANSFERS

9.1 TRANSFERS PROHIBITED. Except as provided in Section 9.2 and Section 9.3,

no Member may sell, transfer, give, or otherwise dispose of any of its Units or any portion thereof that the Member now owns or hereafter acquires without obtaining the prior written consent of the Manager.

9.2 [RESERVED]

9.3 PERMITTED TRANSFERS. Notwithstanding anything in this Agreement to the contrary, a Member may make a permitted transfer of all, but not less than all, of such Member's Units to (a) a trust of which (i) the Member is the sole trustee for their entire life and the sole authority to vote the transferred Unit or Units is controlled by such Member as the sole trustee for their entire life, or (ii) the Member and the Member's spouse are the sole co-trustees for the entire lives of the Member and the Member's spouse and the sole authority to vote the transferred Unit or Units is controlled by such Member and the Member's spouse as the sole co- trustees for their entire lives (in each instance, a "Lifetime Trust"); or (b) a family limited partnership or a family limited liability company of which (i) the Member is the sole general partner or manager, as the case may be, for their entire life and the sole authority to vote the transferred Unit or Units is controlled by such Member, as the sole general partner or manager for their entire life, or (ii) the Member and the Member's spouse are the sole general partners or managers, as the case may be, for their entire lives and the sole authority to vote the transferred Unit or Units is controlled by such Member and the Member's spouse as the sole general partners or managers for their entire lives (in each instance, a "Family Limited Partnership"); or (c) a corporation of which (i) the Member is the sole shareholder for their entire life and the sole authority to vote the transferred Unit or Units is controlled by such Member, as the sole shareholder for their entire life, or (ii) the Member and the Member's spouse are the sole shareholders for their entire lives and the sole authority to vote the transferred Unit or Units is controlled by such Member and the Member's spouse as the sole shareholders for their entire lives (in each instance, a "Controlled Corporation") (each, a "Permitted Transfer"). Such right to make a Permitted Transfer to a Lifetime Trust, Family Limited Partnership, or Controlled Corporation will be subject to (a) the Company's right to condition such transfer upon a review of the Lifetime Trust agreement, Family Limited Partnership agreement, or the shareholders agreement and stock ledger of the Controlled Corporation by counsel for the Company and the determination of such counsel that the Lifetime Trust agreement, Family Limited Partnership agreement, or shareholders agreement and stock ownership of the Controlled Corporation satisfies the foregoing requirements, and (b) the requirement that the Lifetime Trust, Family Limited Partnership, or Controlled Corporation, as the case may be, executes and delivers to the Company an agreement to be bound by the terms and conditions of this Agreement. Any subsequent change in the ownership of a Controlled Corporation or Family Limited Partnership, or any amendment of the shareholders' agreement, Lifetime Trust agreement, or Family Limited Partnership agreement, as the case may be, shall be deemed a new transfer for purposes of this Agreement.

9.4 SECURITY INTEREST PROHIBITED. No Member shall encumber, pledge, or in any way create a security interest in all or any part of its Units (or any rights to acquire such Units) now owned or hereafter acquired without: (a) the prior written consent of the Manager; and (b) the written acknowledgment of the existence of this Agreement by the lender, pledgee, or secured party, as the case may be. The Manager may impose additional conditions upon the giving of consent so as to promote the material interests of the Members and of the Company.

9.5 EVIDENCE OFOWNERSHIP. No certificates or other evidence of ownership will be issued with respect to a Unit except this Agreement, which, when executed, shall solely represent

and evidence the Unit or Units owned by each Member.

9.6 SPECIFIC PERFORMANCE. The parties to this Agreement acknowledge and agree that it is impossible to measure in money the damages that would be incurred by each party to this Agreement (and their heirs, successors, assigns, and legal representatives) by reason of any failure to perform any of the obligations contained in this Article 9 and agree that the provisions of this Article9 may be enforced by specific performance. Should any party to this Agreement (or any heir, successor, assign, or legal representative) institute any action or proceeding to enforce specifically the provisions of this Article9, any Person against whom such an action or proceeding is brought waives the claim or defense that an adequate remedy at law exists and will not assert, as a claim or defense, that such a remedy at law exists.

ARTICLE 10
DISSOLUTION AND TERMINATION

10.1 DISSOLUTION. The Company shall be dissolved upon the first to occur of any of the following events:

(a) The unanimous written agreement of the Members, which as stated in the introductory paragraph constitutes the Class A Unit Holder and Mr. Zarinegar, and the Manager at any time;

(b) The sale of all or substantially all of the Company's assets and the collection of the proceeds thereof; or

(c) The entry of a decree of dissolution under Section 29-785 of the Act.

10.2 LIQUIDATION, WINDING UP, AND DISTRIBUTION OF ASSETS. Following an event of dissolution, the Manager shall proceed to liquidate the Company's assets and properties, discharge the Company's obligations, and wind up the Company's business and affairs as promptly as is consistent with obtaining the fair value thereof. The proceeds of liquidation of the Company's assets, to the extent sufficient, shall be applied and distributed as follows:

(a) First, to the payment and discharge of all of the Company's debts and liabilities *except* those owing to Members or to the establishment of any reasonable reserves for contingent or unliquidated debts and liabilities;

(b) Second, to the payment of any debts and liabilities owing to Members; and

(c) Third, to the Members and Manager in accordance with Section 6.1.

Notwithstanding anything in this Section to the contrary, the Manager, in lieu of liquidating all of the Company's assets, may make in-kind liquidating distributions of the Company's assets in satisfaction of the liquidation priorities of Section 10.2(b) and Section 10.2(c). Prior to any in- kind liquidating distribution, the Book Values of the assets to be distributed in-kind shall be adjusted to their respective gross fair market values in accordance with the procedure set forth in the definition of Book Value in Section 1.8.

10.3 DEFICIT CAPITAL ACCOUNTS. No Member shall have any obligation to contribute or advance any funds or other property to the Company by reason of any negative or deficit balance in such Member's Capital Account during or upon completion of winding up or at any other time.

10.4 ARTICLES OF TERMINATION. When all of the remaining property and assets have been applied and distributed in accordance with Section 10.2, the Manager shall cause Articles of Termination to be executed and filed with the Arizona Corporation Commission in accordance with the Act.

10.5 RETURN OF CONTRIBUTION NON-RECOURSE TO OTHER MEMBERS. Except as provided by law, upon dissolution, each Member shall look solely to the assets of the Company for the return of its Capital Contributions. If the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the cash or other property contribution of one or more Members, such Member or Members shall have no recourse against any other Member.

ARTICLE 11
GENERAL PROVISIONS

11.1 NOTICES. Except as otherwise provided herein, any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement will be in writing and will be delivered personally to the Person to whom the same is directed, or sent by electronic mail, facsimile transmission, express overnight delivery, or by United States mail, addressed as follows: if to the Company, to the Company at the address set forth in Section 1.4, or to such other address as the Company may from time to time specify or, if to a Member, to such Member at the address, electronic mail address, or facsimile number for such Member set forth on the attached Exhibit A, or to such other address, electronic mail address, or facsimile number as the Member may from time to time specify by notice to the Manager in accordance with this Section 11.1. Any such notice shall be deemed to be delivered, given, and received for all purposes as of the date so delivered, if delivered personally or if sent by electronic mail or facsimile transmission, the business day following the date on which the same was deposited with an express overnight delivery service, or three (3) business days following the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail with postage and charges prepaid.

11.2 APPLICATION OF ARIZONA LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Arizona.

11.3 WAIVER OF ACTION FOR PARTITION. Each Member irrevocably waives, during the term of the Company, any right the Member may have to maintain any action for partition with respect to any of the assets of the Company.

11.4 AMENDMENTS. Except as provided in Section 3.3(r), this Agreement may not be amended except by written agreement, signed by a majority of the Members by Units and the Manager.

11.5 EXECUTION OF ADDITIONAL INSTRUMENTS. Each Member hereby

agrees to execute or cause to be executed such other and further statements of interest and holdings, designations, powers of attorney, and other instruments necessary to effectuate the terms of this Agreement or to comply with any laws, rules, or regulations, including, but not limited to, the Consent and Acknowledgement of Spouse attached hereto as Exhibit B.

11.6 HEADINGS. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

11.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall, for all purposes, be deemed an original and all of which taken together, shall constitute one and the same instrument.

11.8 SEVERABILITY. If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid, illegal, or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

11.9 HEIRS, SUCCESSORS, AND ASSIGNS. Each and all of the covenants, terms, provisions, and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement and by applicable law, their respective heirs, legal representatives, successors, and assigns.

11.10 CREDITORS AND OTHER THIRD PARTIES. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or by other third parties.

11.11 GENDER. Whenever the neuter gender is used in this Agreement and when required by the context, the same will include the masculine and feminine genders and vice versa.

11.12 ENTIRE AGREEMENT; SUPERSEDURE. This Agreement constitutes the final and complete agreement of the Members relating to the Company and supersedes all prior contracts or agreements with respect to the subject matter of this Agreement, whether written or oral.

11.13 REPRESENTATION OF COUNSEL. Each of the parties has been represented by or has had the opportunity to be represented by legal counsel of its own choice. The parties acknowledge that the law firm of Paesano Akkashian Apkarian, P.C. ("PAA") has acted as attorneys for the Company and the Manager in the past and in related and unrelated matters. For example, PAA has disclosed that it represented the Company and the Manager in the context of the original Operating Agreement for the Company and in connection with the original issuance of Class A Units to the former Class A Unit Holders. Because of the potential conflict of interest that would exist if PAA were to represent the Company and the Manager and AHIT as the Class A Unit Holder under this Restated Operating Agreement, PAA has advised the Company and the Manager that it has the right to seek separate and independent legal counsel. By executing below, the Company, Sean Zarinegar (as its Member and Manager) represent that (a) PAA has fully disclosed the conflict of interest, (b) has had the opportunity to seek separate legal counsel and advice in connection with this First Restated Operating Agreement, and (c) has voluntarily executed this First Restated Operating Agreement after securing advice from independent counsel, or has voluntarily executed

this First Restated Operating Agreement without independent counsel but with the opportunity to seek such counsel. This Agreement has been negotiated among the parties and if there is any ambiguity, no presumption construing the Agreement against any party will be imposed because this Agreement was prepared by counsel for the Manager.

IN WITNESS HEREOF, the undersigned have duly executed this First Restated Agreement of Performance Realty Management, LLC effective as of the Effective Date.

MEMBER:

By:______________________________
Sean Zarinegar

CLASS A MEMBER

American Housing Income Trust, Inc., a Maryland limited liability company

By:______________________________
Jeff Howard
Its: Chief Executive Officer

COMPANY:

Performance Realty Management, LLC, an Arizona limited liability company

By:______________________________
Sean Zarinegar
Its: Manager